Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements (No. 333-159582, No. 333-70917, No. 333-61202, and No. 333-199566) on Form S-8 of Key Tronic Corporation of our report dated December 21, 2022, relating to the statement of net assets available for benefits of Key Tronic 401(k) Retirement Savings Plan as of June 30, 2022, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of June 30, 2022, and for the year then ended, appearing in this Annual Report on Form 11-K of Key Tronic 401(k) Retirement Savings Plan for the year ended June 30, 2022. /s/ Moss Adams, LLP Spokane, Washington December 21, 2022